Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:  Immediately
Date:  February 25, 2011
Contact:  Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2010

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended

December 31, 2010.

Operating Results for the Three Months Ended December 31, 2010

For the three months ended December 31, 2010, net income allocable to our common shareholders was $121.4 million or $0.71 per diluted common share, compared to $117.5 million or $0.70 per diluted common share for the same period in 2009, representing an increase of $3.9 million or $0.01 per diluted common share.  This increase is due to (i) improved operations of our Same Store Facilities (discussed below), (ii) the operating results of facilities acquired during 2010, partially offset by (iii) increased depreciation and amortization expense and (iv) a foreign currency exchange loss of $13.7 million during the quarter ended December 31, 2010 as compared to a loss of $10.2 million for the same period in 2009.

Revenues for the Same Store Facilities (see table below) increased 2.4% or $8.5 million in the quarter ended December 31, 2010 as compared to the same period in 2009, primarily due to a 1.7% increase in average occupancy and a 0.3% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities decreased 2.1% or $2.1 million in the quarter ended December 31, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities increased 4.2% or $10.6 million in the quarter ended December 31, 2010 as compared to the same period in 2009.

Operating Results for the Year Ended December 31, 2010

For the year ended December 31, 2010, net income allocable to our common shareholders was $399.2 million or $2.35 per diluted common share, compared to $586.0 million or $3.47 per diluted common share for the same period in 2009, representing a decrease of $186.8 million or $1.12 per diluted common share.  This decrease is primarily due to (i) a foreign currency exchange loss of $42.3 million during the year ended December 31, 2010 compared to a $9.7 million gain during the same period in 2009, (ii) an aggregate $35.8 million increase in income allocated to the shareholders of redeemed securities, (including our equity share of PS Business Park’s (“PSB”) redemptions) in applying EITF D-42 to the redemption of securities in the year ended December 31, 2010, as compared to a $94.5 million decrease in income allocated to shareholders of redeemed securities (including our equity share of PSB’s redemptions), in applying EITF D-42 to the redemption of securities in the same period in 2009 and (iii) a gain on disposition of real estate assets of $30.3 million related to an equity offering by PSB recorded in the year ended December 31, 2009.

Revenues for the Same Store Facilities increased 0.3% or $4.4 million for the year ended December 31, 2010 as compared to the same period in 2009.  Cost of operations for the Same Store Facilities increased 0.7% or $3.4 million for the year ended December 31, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities increased 0.1% or $1.0 million for the year ended December 31, 2010 as compared to the same period in 2009.

Funds from Operations

For the three months ended December 31, 2010, funds from operations (“FFO”) was $1.33 per common share on a diluted basis as compared to $1.27 per diluted common share for the same period in 2009, representing an increase of $0.06 per diluted common share or 4.7%.

For the three months ended December 31, 2010, FFO was impacted by (i) a foreign currency exchange loss totaling $13.7 million (compared to a loss of $10.2 million for the same period in 2009), (ii) application of EITF D-42 to the redemption of securities for the three months ended December 31, 2010 of $4.7 million, including our equity share of PSB’s redemptions and (iii) changes in accounting estimates with respect to our tenant insurance operations reflected as an increase in ancillary cost of operations totaling $1.9 million.

For the year ended December 31, 2010, FFO was $4.72 per common share on a diluted basis as compared to $5.61 per diluted common share for the same period in 2009, representing a decrease of $0.89 per diluted common share or 15.9%.

For the year ended December 31, 2010, FFO was impacted by (i) a $35.8 million reduction in applying EITF D-42 to the redemption of preferred shares and our Equity Shares, Series A, including our equity share of PSB’s redemptions (compared to an aggregate $94.5 million increase recorded for our redemptions, and our equity share of PSB’s redemptions, of preferred equity in the same period in 2009), (ii) a foreign currency exchange loss totaling $42.3 million (compared to a gain of $9.7 million for the same period in 2009), (iii) incremental general and administrative expense associated with the acquisition of real estate facilities totaling $2.6 million and (iv) a $2.9 million impairment of long-lived assets (as compared to $8.2 million during the same period in 2009).

For the year ended December 31, 2009, FFO was further impacted by (i) a $4.1 million gain on the early retirement of debt,

(ii) costs incurred to terminate and wind down our truck rental operations of $3.5 million, and (iii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling

$2.0 million.

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Percentage Change	2010	2009	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.45	$1.33	9.0%	$5.22	$5.03	3.8%

Application of EITF D-42 to the redemption of securities, including our equity share from PSB	(0.03)	-		(0.21)	0.56
Foreign currency exchange (loss) gain	(0.08)	(0.06)		(0.25)	0.06
Change in accounting estimate – ancillary operations	(0.01)	-		-	0.01
Incremental general and administrative expenses resulting from property acquisitions	-	-		(0.02)	-
Impairment of long-lived assets	-	-		(0.02)	(0.05)
Gain on early extinguishment of debt	-	-		-	0.02
Costs incurred to terminate truck rental operations	-	-		-	(0.02)

FFO per diluted common share, as reported	$1.33	$1.27	4.7%	$4.72	$5.61	(15.9)%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represent those 1,925 facilities that are stabilized and owned since January 1, 2008 and therefore provide meaningful comparisons for 2009 and 2010.  The following table summarizes the historical operating results of these 1,925 facilities (120.3 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2010.

Selected Operating Data for the Same Store Facilities (1,925 Facilities):	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Percentage Change	2010	2009	Percentage Change
	(Dollar amounts in thousands, except for weighted average data) (Unaudited)
Revenues:
Rental income	$342,423	$335,579	2.0%	$1,357,579	$1,357,045	0.0%
Late charges and administrative fees collected	17,984	16,344	10.0%	70,137	66,293	5.8%
Total revenues (a)	360,407	351,923	2.4%	1,427,716	1,423,338	0.3%

Cost of operations:
Property taxes	24,317	29,174	(16.6)%	141,619	143,261	(1.1)%
Direct property payroll	24,365	23,761	2.5%	98,455	96,406	2.1%
Media advertising	-	987	(100.0)%	14,702	20,178	(27.1)%
Other advertising and promotion	4,877	4,650	4.9%	21,899	20,465	7.0%
Utilities	8,105	8,129	(0.3)%	35,368	35,630	(0.7)%
Repairs and maintenance	11,429	9,696	17.9%	45,650	39,188	16.5%
Telephone reservation center	2,748	2,601	5.7%	11,234	11,313	(0.7)%
Property insurance	2,381	2,310	3.1%	9,656	9,987	(3.3)%
Other costs of management (a)	21,840	20,871	4.6%	88,847	87,613	1.4%
Total cost of operations (a)	100,062	102,179	(2.1)%	467,430	464,041	0.7%

Net operating income (b)	$260,345	$249,744	4.2%	$960,286	$959,297	0.1%

Gross margin	72.2%	71.0%	1.7%	67.3%	67.4%	(0.1)%
Weighted average for the period:
Square foot occupancy (c)	89.0%	87.5%	1.7%	89.8%	88.7%	1.2%
Realized annual rent per occupied square foot (d) (f)	$12.79	$12.75	0.3%	$12.56	$12.71	(1.2)%
REVPAF (e) (f)	$11.38	$11.16	2.0%	$11.28	$11.28	0.0%

Weighted average at December 31:
Square foot occupancy				88.6%	87.1%	1.7%
In place annual rent per occupied square foot (g)				$13.63	$13.47	1.2%
Total net rentable square feet (in thousands)				120,328	120,328	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2010	$347,833	$354,386	$365,090	$360,407	$1,427,716
2009	$355,489	$355,179	$360,747	$351,923	$1,423,338

Total cost of operations (in 000’s):
2010	$126,537	$121,409	$119,422	$100,062	$467,430
2009	$127,412	$118,772	$115,678	$102,179	$464,041

Property taxes (in 000’s):
2010	$39,955	$38,748	$38,599	$24,317	$141,619
2009	$38,582	$37,498	$38,007	$29,174	$143,261

Media advertising (in 000’s):
2010	$5,249	$6,408	$3,045	$-	$14,702
2009	$8,308	$7,351	$3,532	$987	$20,178

Other advertising and promotion (in 000’s):
2010	$5,004	$6,521	$5,497	$4,877	$21,899
2009	$4,713	$6,060	$5,042	$4,650	$20,465

REVPAF:
2010	$11.01	$11.21	$11.52	$11.38	$11.28
2009	$11.28	$11.26	$11.41	$11.16	$11.28

Weighted average realized annual rent per occupied square foot for the period:
2010	$12.46	$12.32	$12.66	$12.79	$12.56
2009	$12.84	$12.51	$12.73	$12.75	$12.71

Weighted average square foot occupancy levels for the period:
2010	88.4%	91.0%	91.0%	89.0%	89.8%
2009	87.9%	90.0%	89.6%	87.5%	88.7%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method.

At December 31, 2010, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.  Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately €205.8 million ($272.7 million) of outstanding debt at December 31, 2010.  The loans are payable to various banks and do not have recourse to Shurgard Europe or Public Storage.  One of the JV loans, totaling €94.5 million ($125.2 million), is due May 2011 with an option to extend one additional year. The other JV loan, totaling €111.3 million ($147.5 million) matures in July 2013.

Our existing €373.7 million loan ($495.2 million at December 31, 2010) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  We received principal payments on this loan totaling €5.0 million ($6.8 million) in the three months ended December 31, 2010.  The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  The timing of future early principal payments will depend on Shurgard Europe’s available cash flow from operations or financing and its alternative uses for that cash flow.

Acquisition of Self-Storage Facilities

During the three months ended December 31, 2010, we acquired four self-storage facilities (302,000 net rentable square feet) for approximately $14.3 million located in Florida, New Jersey and Ohio.  In addition, in January 2011, we acquired five facilities (386,000 net rentable square feet) in Nevada for approximately $19.5 million and in February 2011, we acquired the leasehold interest in the land at one of our existing self-storage facilities for approximately $6.6 million.  We are also under contract to acquire another facility (138,000 net rentable square feet) in New York for approximately $17.0 million.

Capital and Other Investing Activities

On October 7, 2010, we issued 5,000,000 depositary shares (including the subsequent exercise, in part, of the underwriters’ over-allotment option) at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series P.  The offering resulted in gross proceeds of $125 million.

On October 25, 2010, we repurchased our 7.25% Series J Preferred Partnership Units for an aggregate of $100.4 million ($100 million par value) plus accrued and unpaid dividends.  In the quarter ended December 31, 2010, we recorded an allocation of income pursuant to EITF D-42 to the holders of these units of $400,000, representing the excess paid to redeem these units over the original issuance proceeds.  These preferred units were otherwise redeemable at par on May 9, 2011.

On November 5, 2010, we redeemed all outstanding depositary shares representing interests of our 7.125% Cumulative Preferred Shares, Series B, for an aggregate redemption amount, before payment of accrued dividends, of approximately $108.8 million.  In applying EITF D-42 to this redemption, we allocated approximately $3.6 million of income from our common shareholders to the holders of our Preferred Shares, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ended December 31, 2010.

On February 9, 2011, we loaned PSB $121 million which PSB used to re-pay borrowings against its credit facility and repurchase preferred units.  The loan has a six-month term, no prepayment penalties, and bears interest at a rate of three-month LIBOR plus 0.85%, which is favorable in comparison to our existing rate of return on cash balances. In addition, we repaid our $103 million 7.75% unsecured note that matured on February 22, 2011.

Liquidity Position

At December 31, 2010, we had approximately $456 million of cash and $102 million of short-term investments in high-grade corporate securities that matured in mid-February 2011.  We also have access to our $300 million line of credit which does not expire until March 27, 2012.  Our cash on hand is sufficient to fund debt payment requirements and other current payment commitments. As noted above, we loaned $121 million to PSB for a six-month term.  In addition, our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the quarter ended December 31, 2010, our funds from operations available to distribute to common shareholders (“FAD”) exceeded our regular common distributions by approximately $104 million.  Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

Distributions Declared

On February 25, 2011, our Board of Trustees declared a regular common dividend of $0.80 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 31, 2011, to shareholders of record as of March 15, 2011.

Fourth Quarter Conference Call

A conference call is scheduled for Monday, February 28, 2011 at 10:00 a.m. (PST) to discuss the fourth quarter and year end December 31, 2010 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 41792747).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through March 15, 2011 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 41792747.

About Public Storage

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2010, the Company had interests in 2,048 self-storage facilities located in 38 states with approximately 130 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21.8 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at December 31, 2010.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 expected to be filed on or before March 1, 2011, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage rental income	$385,686	$368,545	$1,513,324	$1,487,295
Ancillary operations	25,558	25,856	104,381	107,597
Interest and other income	6,994	7,807	29,017	29,813
	418,238	402,208	1,646,722	1,624,705
Expenses:
Cost of operations:
Self-storage facilities	108,216	107,436	496,302	485,695
Ancillary operations	8,629	8,491	33,689	36,011
Depreciation and amortization	91,647	85,462	354,006	339,766
General and administrative	9,419	9,203	38,487	35,735
Interest expense	7,770	7,211	30,225	29,916
	225,681	217,803	952,709	927,123
Income from continuing operations before equity in earnings of real estate entities, foreign currency exchange (loss) gain, gain on disposition of real estate investments, gain on early retirement of debt and asset impairment charges	192,557	184,405	694,013	697,582
Equity in earnings of real estate entities (a)	10,560	14,211	38,352	53,244
Foreign currency exchange (loss) gain (b)	(13,672)	(10,239)	(42,264)	9,662
Gain on disposition of real estate investments	-	131	396	33,426
Gain on early retirement of debt	148	-	431	4,114
Asset impairment charges	(383)	-	(2,332)	-
Income from continuing operations	189,210	188,508	688,596	798,028
Discontinued operations (c)	-	(819)	7,518	(7,572)
Net income	$189,210	$187,689	$696,114	$790,456
Net income allocable (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(492)	(1,812)	(5,930)	(9,455)
Preferred unitholders, based upon redemptions (d)	(400)	-	(400)	72,000
Other noncontrolling interests in subsidiaries	(4,633)	(4,739)	(17,746)	(18,380)
Net income allocable to Public Storage shareholders	$183,685	$181,138	$672,038	$834,621
Allocation of net income to (from) Public Storage shareholders:
Preferred shareholders, based on distributions paid	$58,236	$58,107	$232,745	$232,431
Preferred shareholders, based on redemptions (d)	3,626	-	7,889	(6,218)
Equity Shares, Series A	-	5,131	5,131	20,524
Equity Shares, Series A, based on redemptions (e)	-	-	25,746	-
Restricted share units	426	409	1,349	1,918
Common shareholders	121,397	117,491	399,178	585,966
	$183,685	$181,138	$672,038	$834,621
Per common share:
Net income per share – Basic	$0.72	$0.70	$2.36	$3.48
Net income per share – Diluted	$0.71	$0.70	$2.35	$3.47
Weighted average common shares – Basic	169,207	168,398	168,877	168,358
Weighted average common shares – Diluted	170,166	169,027	169,772	168,768

(a)
Equity in earnings of real estate entities for the years ended December 31, 2010 and 2009 includes a $1.7 million reduction and a $16.3 million increase, respectively, related to PSB’s application of EITF D-42 to repurchases of its preferred securities.

(b)
Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(c)
In addition to the pre-disposal operations of our containerized storage and truck operations that were discontinued in 2009, as well as the operations of certain self-storage facilities that were discontinued, discontinued operations for the periods above includes the following items:  (i) gains on disposition of discontinued facilities totaling approximately $7.8 million for the year ended December 31, 2010, as compared to $6.0 million for the year ended December 31, 2009, (ii) impairment charges associated with terminated ground leases totaling $0.6 million and $8.2 million for the years ended December 31, 2010 and 2009, respectively, and (iii) $3.5 million in costs associated with the disposal of trucks recorded in the year ended December 31, 2009.

(d)
During the quarter and year ended December 31, 2010, we repurchased various series of our preferred equity for amounts higher than the original issuance proceeds of the preferred equity acquired, totaling $4.0 million and $8.3 million, respectively, and, accordingly, we recorded an equivalent allocation of income from our common shareholders to the preferred shareholders and unitholders for these periods.  During the year ended December 31, 2009, we repurchased various series of our preferred equity for an amount that was approximately $78.2 million lower than the original issuance proceeds of the preferred equity acquired and, accordingly, we recorded an equivalent allocation of income from the preferred shareholders and unitholders to the common shareholders.

(e)
During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A for an amount that was approximately $25.7 million higher than the original issuance proceeds and, accordingly, we recorded an equivalent allocation of income from the common shareholders to the Equity Shares, Series A shareholders.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	December 31, 2010 (unaudited)	December 31, 2009
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$456,252	$763,789
Marketable securities	102,279	-
Operating real estate facilities:
Land and buildings, at cost	10,587,347	10,292,955
Accumulated depreciation	(3,061,459)	(2,734,449)
	7,525,888	7,558,506
Construction in process	6,928	3,527
	7,532,816	7,562,033

Investment in real estate entities	601,569	612,316
Goodwill	174,634	174,634
Intangible assets, net	42,091	38,270
Loan receivable from Shurgard Europe	495,229	561,703
Other assets	90,463	92,900
Total assets	$9,495,333	$9,805,645
LIABILITIES AND EQUITY
Notes payable	$568,417	$518,889
Accrued and other liabilities	205,769	212,253
Total liabilities	774,186	731,142

Redeemable noncontrolling interests in subsidiaries	12,213	13,122

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 486,390 shares issued (in series) and outstanding (886,140 at December 31, 2009), at liquidation preference	3,396,027	3,399,777
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 169,252,819 shares issued and outstanding (168,405,539 at December 31, 2009)	16,927	16,842
Equity Shares of beneficial interest, Series A, $0.01 par value, 100,000,000 shares authorized, none outstanding (8,377.193 shares issued and outstanding at December 31, 2009)	-	-
Paid-in capital	5,515,827	5,680,549
Accumulated deficit	(236,410)	(153,759)
Accumulated other comprehensive loss	(15,773)	(15,002)
Total Public Storage shareholders’ equity	8,676,598	8,928,407
Equity of permanent noncontrolling interests in subsidiaries:
Preferred partnership units	-	100,000
Other interests	32,336	32,974
Total equity	8,708,934	9,061,381
Total liabilities and equity	$9,495,333	$9,805,645

Shurgard Europe Same Store Selected Operating Data

Shurgard Europe has an ownership interest in 188 facilities located in Europe.  Since January 1, 2008, 91 of Shurgard Europe’s 116 wholly-owned facilities (the “Europe Same Store Facilities”) have been operating on a stabilized basis.  The following table reflects the operating results of these 91 facilities.  We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 91 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2008: (unaudited)	Three Months Ended December 31,			Year Ended December 31,
	2010	2009 (a)	Percentage Change	2010	2009 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$29,024	$28,542	1.7%	$111,222	$109,469	1.6%
Late charges and administrative fees collected	537	443	21.2%	1,913	1,757	8.9%
Total revenues (b)	29,561	28,985	2.0%	113,135	111,226	1.7%

Cost of operations:
Property taxes	1,423	1,179	20.7%	5,520	5,427	1.7%
Direct property payroll	3,502	3,354	4.4%	13,287	13,028	2.0%
Advertising and promotion	862	542	59.0%	3,762	4,472	(15.9)%
Utilities	585	561	4.3%	2,351	2,294	2.5%
Repairs and maintenance	826	707	16.8%	2,966	2,950	0.5%
Property insurance	162	180	(10.0)%	615	675	(8.9)%
Other costs of management	4,176	4,431	(5.8)%	16,877	16,398	2.9%
Total cost of operations (b)	11,536	10,954	5.3%	45,378	45,244	0.3%

Net operating income (excluding depreciation and amortization) (c)	$18,025	$18,031	0.0%	$67,757	$65,982	2.7%

Gross margin	61.0%	62.2%	(1.9)%	59.9%	59.3%	1.0%
Weighted average for the period:
Square foot occupancy (d)	85.3%	86.7%	(1.6)%	85.3%	86.1%	(0.9)%
Realized annual rent per occupied square foot (e) (g)	$27.23	$26.34	3.4%	$26.08	$25.43	2.6%
REVPAF (f) (g)	$23.22	$22.84	1.7%	$22.25	$21.90	1.6%

Weighted average at December 31:
Square foot occupancy				84.8%	85.6%	(0.9)%
In place annual rent per occupied square foot (h)				$29.70	$28.58	3.9%
Total net rentable square feet (in thousands)				4,999	4,999	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.359	1.359	-	1.326	1.326	-
Actual historical exchange rates	1.359	1.476	(7.9)%	1.326	1.393	(4.8)%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three months and year ended December 31, 2009 have been restated using the actual exchange rate for the same periods in 2010.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$189,210	$187,689	$696,114	$790,456
Add back – depreciation and amortization	91,647	85,462	354,006	339,766
Add back – depreciation from unconsolidated real estate investments	14,661	11,442	61,110	62,471
Add back – depreciation and amortization included in Discontinued Operations	-	557	380	2,361
Eliminate – depreciation with respect to non-real estate assets	-	(10)	-	(160)
Eliminate – gain on sale of real estate investments	-	(131)	(396)	(33,426)
Eliminate – gain on sale of real estate included in Discontinued Operations	-	-	(7,794)	(6,018)
Eliminate – gain on our share of PSB’s sale of real estate	-	-	(2,112)	(675)
Consolidated FFO allocable to our equity holders	295,518	285,009	1,101,308	1,154,775
Less: allocations of FFO (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(492)	(1,812)	(5,930)	(9,455)
Preferred unitholders, based upon redemptions	(400)	-	(400)	72,000
Other noncontrolling equity interests in subsidiaries	(5,121)	(5,214)	(19,585)	(20,231)
Consolidated FFO allocable to Public Storage shareholders	289,505	277,983	1,075,393	1,197,089
Less: allocations of FFO (to) from:
Preferred shareholders, based on distributions paid	(58,236)	(58,107)	(232,745)	(232,431)
Preferred shareholders, based on redemptions	(3,626)	-	(7,889)	6,218
Restricted share unitholders	(744)	(768)	(2,645)	(3,285)
Equity Shares, Series A, based on distributions paid	-	(5,131)	(5,131)	(20,524)
Equity Shares, Series A, based on redemptions	-	-	(25,746)	-
Remaining FFO allocable to Common Shares (a)	$226,899	$213,977	$801,237	$947,067
Weighted average shares:
Regular common shares	169,207	168,398	168,877	168,358
Weighted average share options outstanding using treasury method	959	629	895	410
Weighted average common shares for purposes of computing fully-diluted FFO per common share	170,166	169,027	169,772	168,768
FFO per diluted common share (a)	$1.33	$1.27	$4.72	$5.61

(a)
 Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$226,899	$213,977	$801,237	$947,067
Add: Non-cash share-based compensation expense	2,542	3,338	11,444	12,791
Eliminate: Non-cash asset impairment charges	383	-	2,927	8,205
Eliminate: Non-cash foreign currency exchange loss (gain)	13,672	10,239	42,264	(9,662)
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share of PSB’s redemption activities	4,694	-	35,752	(94,502)
Less: Aggregate capital expenditures	(8,872)	(9,903)	(77,500)	(62,352)

Funds available for distribution (“FAD”) (b)	$239,318	$217,651	$816,124	$801,547

Distribution to common shareholders (c)	$135,396	$92,620	$515,305	$370,404

Distribution payout ratio (b)	56.6%	42.6%	63.1%	46.2%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received dividends of $0.80 and $3.05 per common share for the three months and year ended December 31, 2010, respectively, as compared to $0.55 and $2.20 per common share for the same periods in 2009.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data to
Consolidated Data of the Company
 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$360,407	$351,923	$1,427,716	$1,423,338
Other facilities (a)	25,279	16,622	85,608	63,957

Self-storage revenues (b)	385,686	368,545	1,513,324	1,487,295
Self-storage cost of operations for:
Same Store Facilities	100,062	102,179	467,430	464,041
Other facilities (a)	8,154	5,257	28,872	21,654

Self-storage cost of operations (b)	108,216	107,436	496,302	485,695
Net operating income for:
Same Store Facilities	260,345	249,744	960,286	959,297
Other facilities (a)	17,125	11,365	56,736	42,303

Consolidated net operating income (c)	277,470	261,109	1,017,022	1,001,600
Ancillary revenues	25,558	25,856	104,381	107,597
Interest and other income	6,994	7,807	29,017	29,813
Ancillary cost of operations	(8,629)	(8,491)	(33,689)	(36,011)
Depreciation and amortization	(91,647)	(85,462)	(354,006)	(339,766)
General and administrative expense	(9,419)	(9,203)	(38,487)	(35,735)
Interest expense	(7,770)	(7,211)	(30,225)	(29,916)
Equity in earnings of real estate entities	10,560	14,211	38,352	53,244
Foreign currency exchange (loss) gain	(13,672)	(10,239)	(42,264)	9,662
Gain on disposition of real estate investments, net	-	131	396	33,426
Gain on early retirement of debt	148	-	431	4,114
Asset impairment charges	(383)	-	(2,332)	-
Discontinued operations	-	(819)	7,518	(7,572)
Consolidated net income of the Company	$189,210	$187,689	$696,114	$790,456

(a)
We consolidate the operating results of 105 additional self-storage facilities that are not Same Store Facilities. Included in the tables above for the three months and year ended December 31, 2010, are $6,943,000 and $15,412,000  in revenues, respectively, and $2,602,000 and $5,906,000 in cost of operations, respectively, for the 42 self-storage facilities that we acquired in the year ended December 31, 2010.

(b)	Self-storage revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.